Exhibit 99.1

Kopin Corporation Announces Stock Repurchase Program

TAUNTON, Mass.--(BUSINESS WIRE)--March 20, 2013--Kopin Corporation (NASDAQ: KOPN) announced today that its Board of Directors has authorized the repurchase of up to $30 million of the Company’s common stock.

Kopin intends to finance the repurchase program with available cash. The Company plans to buy shares in the open market or through privately negotiated transactions from time to time over the next 12 months, subject to market conditions and other factors and in compliance with applicable legal requirements. The plan does not obligate Kopin to acquire any particular amount of common stock, and can be suspended at any time at the Company’s sole discretion. Kopin has approximately 66.5 million shares of common stock outstanding. On March 15, 2013, the Company’s common stock closed at $3.58 per share.

“Our strong balance sheet provides the flexibility to implement this buyback plan judiciously to create further value for our shareholders,” said Kopin President and Chief Executive Officer Dr. John C.C. Fan. “With approximately $140 million in cash and equivalents as of February 23, 2013, and no long-term debt, Kopin has ample resources to carry out this program and aggressively pursue our long-term growth initiatives. We believe that our strategy to leverage our technology expertise to develop critical components and license reference systems for branded wearable computing products creates a compelling opportunity for investors.”

About Kopin

Kopin® (NASDAQ: KOPN) is leading a new category of cloud computing with Golden-i, the Company’s hands-free, voice-activated technology platform for mobile computing and communications. With an intellectual property portfolio covering all of the required technologies for wearable computing — software, speech enhancement, display technology, low power circuits, optics, and ergonomics — Kopin is developing a platform that gives users complete communications mobility and full-color HD image quality. Golden-i is an award-winning system designed for a broad range of applications including industrial, medical, emergency response, consumer, professional, engineering, homeland security and military. Kopin’s proprietary technologies are protected by more than 200 global patents and patents pending. For more information, visit www.kopin.com.

Safe Harbor Statement

Statements in this news release about Kopin’s plan to repurchase up to $30 million in common stock over the next 12 months may be considered “forward-looking” statements under the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These include statements relating to Kopin’s plans to buy shares in the open market or through privately negotiated transactions from time to time over the next 12 months; the statement that Kopin’s strong balance sheet provides flexibility to implement this plan judiciously to create further value for its shareholders; the Company’s belief that it has ample resources to carry out this program and aggressively pursue its long-term growth initiatives; and Kopin’s belief that its strategy to leverage its technology expertise to develop wearable computing products creates a compelling opportunity for investors. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. These risks and uncertainties include, but are not limited to, the following: economic conditions and other factors that might affect the timing and the amount of the share repurchase; the potential that any share repurchase will not enhance shareholder value; competitive products, commodity pricing and other external factors that might affect Kopin’s position in the marketplace; and other risk factors and cautionary statements listed in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the 12 months ended December 29, 2012, and the Company’s subsequent filings with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no responsibility to update any of these forward-looking statements to reflect events or circumstances occurring after the date of this report.

CONTACT:
Kopin Corporation
Richard Sneider, 508-824-6696
Treasurer and Chief Financial Officer
Richard_Sneider@kopin.com
or
Sharon Merrill Associates
Scott Solomon, 617-542-5300
Vice President
kopn@InvestorRelations.com